UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 20, 2005

GREATER BAY BANCORP

(Exact name of registrant as specified in its charter)

California	0-25034	77-0387041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 University Avenue, 6th Floor, East Palo Alto, California	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 813-8200

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As Greater Bay Bancorp (the “Company”) has previously disclosed in its filings under the Securities Exchange Act of 1934, contingent commissions and override payments received by insurance brokerage firms have come under scrutiny by regulatory authorities in various states, most prominently in New York. The Company’s insurance brokerage subsidiary, ABD Insurance and Financial Services (“ABD”), which receives such commissions and payments, has received requests for information from several state insurance commissioners and believes it has complied fully with such requests.

In response to these developments in the insurance industry, we engaged outside counsel to conduct a compliance review of ABD’s contingent compensation arrangements and marketing practices. The compliance review included extensive interviews with ABD personnel, analysis of contingency arrangements and review of producer compensation, client files and email activity. No evidence was found to indicate any improper activities of the type alleged against firms in New York, nor were any systemic compliance-related issues identified in these general areas of concern.

On October 20, 2005, ABD received a subpoena from the Office of the Attorney General of the State of New York requesting documents and information relating to ABD’s contingent compensation arrangements and marketing practices. As a result of conversations with the State Attorney General’s Office, it is our understanding that ABD’s receipt of the subpoena is part of that Office’s broad review of the insurance brokerage industry and that others in the industry have recently received subpoenas. ABD intends to cooperate with the State Attorney General’s Office.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATER BAY BANCORP

Date: October 25, 2005	By:	/s/ Linda M. Iannone
Linda M. Iannone
Senior Vice President, General Counsel and Secretary

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